Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces First Quarter 2017 Net Income of $5.6 Million
LOWELL, Mass., April 20, 2017 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2017 of $5.6 million, an increase of $1.3 million, or 29%, compared to the three months ended March 31, 2016. Diluted earnings per share were $0.48 for the three months ended March 31, 2017, an increase of 17%, compared to the three months ended March 31, 2016. Diluted earnings per share for the first quarter of 2017 includes the dilutive impact of the Company’s equity offering in the second quarter of 2016.

As previously announced on April 18, 2017, the Company declared a quarterly dividend of $0.135 per share to be paid on June 1, 2017 to shareholders of record as of May 11, 2017. The 2017 dividend rate represents a 3.8% increase over the 2016 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in our 2017 earnings compared to 2016 has been positively impacted by our growth over the last twelve months. Total assets, loans, and customer deposits have increased 12%, 11%, and 11%, respectively, as compared to March 31, 2016. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancements to our state-of-the-art product and service offerings.”

Mr. Clancy continued, “Strategically, our focus remains on organic growth and continually planning for and investing in our future. We look forward to opening our 24th branch office in Windham, NH near the end of the second quarter. The relocation of our branches in Salem, NH and Leominster, MA will provide improved and state-of-the-art branches in those communities to better serve our customers. We expect the Salem branch to be completed in July of 2017 and Leominster to be completed in late 2017 to early 2018.”

Founder and Chairman of the Board George Duncan commented, “This quarter represents our 110th consecutive profitable quarter and our consistency is a record few banks in the country could duplicate. We are approaching $3.5 billion in assets under management which is a testimony to our long term strategic planning. We also appreciate the tremendous support, including many business referrals, that we have received from our shareholders.”

Results of Operations

Net interest income for the three months ended March 31, 2017 amounted to $22.8 million, an increase of $1.8 million, or 8%, compared to the three months ended March 31, 2016. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $183.7 million for the three months ended March 31, 2017 compared to the same 2016 period averages. Net interest margin was 3.90% for the three months ended March 31, 2017, compared to 4.02% for the three months ended March 31, 2016. The quarterly net interest margin for the three months ended December 31, 2016 was 3.86%.

For the three months ended March 31, 2017 and March 31, 2016, the provision for loan losses amounted to $125 thousand and $850 thousand, respectively. The decrease in the provision in the first quarter was due primarily to net recoveries in the current year, and generally improving credit quality metrics, partially offset by increased loan growth compared to the prior year.
Contributing to the changes in the provision for loan losses compared to the prior year were:

•	The Company recorded net recoveries of $216 thousand for the three months ended March 31, 2017, compared to net recoveries of $52 thousand for the three months ended March 31, 2016.

•	Total non-performing loans as a percentage of total loans (a measure of credit risk) declined to 0.45% at March 31, 2017, compared to 0.60% at March 31, 2016.

•	The balance of the allowance for loan losses allocated to impaired and adversely classified loans amounted to $4.1 million at March 31, 2017, compared to $4.3 million at March 31, 2016.

•	Loan growth for three months ended March 31, 2017 was $42.1 million, compared to $4.7 million during the three months ended March 31, 2016.

The allowance for loan losses to total loans ratio was 1.53% at March 31, 2017, 1.55% at December 31, 2016 and 1.60% at March 31, 2016.
Non-interest income for the three months ended March 31, 2017 amounted to $4.1 million, an increase of $928 thousand, or 29%, compared to the three months ended March 31, 2016. This increase was due primarily to an increase in net gains on the sales of investment securities. Additionally, the Company's growth has contributed to increases in the main components of other non-interest income.

For the three months ended March 31, 2017, non-interest expense amounted to $19.4 million, an increase of $2.6 million, or 15%, over the three months ended March 31, 2016. Increases in expenses over the prior year primarily related to the Company’s strategic growth and market expansion initiatives, particularly increases in salaries and benefits expenses.

In the first quarter of 2017, the Company implemented accounting pronouncement ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting,” which reduced tax expense and increased earnings by approximately $667 thousand. One of the aspects of this pronouncement relates to the tax treatment of employee and director equity compensation.

Key Financial Highlights

▪	Total assets amounted to $2.57 billion at March 31, 2017, compared to $2.53 billion at December 31, 2016, an increase of $46.1 million, or 2%.

▪	Total loans amounted to $2.06 billion at March 31, 2017, compared to $2.02 billion at December 31, 2016, an increase of $42.1 million, or 2%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.22 billion at March 31, 2017, compared to $2.21 billion at December 31, 2016, an increase of $6.0 million. Brokered deposits were $59.4 million at both March 31, 2017 and December 31, 2016.

▪	Investment assets under management amounted to $747.5 million at March 31, 2017, compared to $725.3 million at December 31, 2016, an increase of $22.1 million, or 3%.

▪	Total assets under management amounted to $3.40 billion at March 31, 2017, compared to $3.33 billion at December 31, 2016, an increase of $69.9 million, or 2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, and deposit products and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company also anticipates that the Windham, NH office will open mid-year 2017.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Cash and cash equivalents:
Cash and due from banks	$35,432	$33,047	$34,018
Interest-earning deposits	18,858	17,428	24,912
Total cash and cash equivalents	54,290	50,475	58,930
Investment securities at fair value	376,212	374,790	304,946
Federal Home Loan Bank stock	3,174	2,094	2,793
Loans held for sale	752	1,569	770
Loans, less allowance for loan losses of $31,683 at March 31, 2017, $31,342 at December 31, 2016 and $29,910 at March 31, 2016	2,033,168	1,991,387	1,834,782
Premises and equipment, net	34,991	33,540	31,984
Accrued interest receivable	9,282	8,792	8,393
Deferred income taxes, net	16,387	17,020	12,962
Bank-owned life insurance	28,941	28,765	28,209
Prepaid income taxes	534	1,344	—
Prepaid expenses and other assets	8,972	10,837	15,207
Goodwill	5,656	5,656	5,656
Total assets	$2,572,359	$2,526,269	$2,304,632
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,274,912	$2,268,921	$2,087,737
Borrowed funds	46,671	10,671	671
Subordinated debt	14,837	14,834	14,825
Accrued expenses and other liabilities	15,885	16,794	13,497
Income taxes payable	—	—	1,551
Accrued interest payable	226	263	266
Total liabilities	2,352,531	2,311,483	2,118,547
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 11,566,722 shares issued and outstanding at March 31, 2017 (including 139,782 shares of unvested participating restricted awards), 11,475,742 shares issued and outstanding at December 31, 2016 (including 141,580 shares of unvested participating restricted awards) and 10,473,738 shares issued and outstanding at March 31, 2016 (including 155,421 shares of unvested participating restricted awards)	116	115	105
Additional paid-in capital	85,813	85,421	61,927
Retained earnings	134,028	130,008	119,904
Accumulated other comprehensive (loss) / income	(129)	(758)	4,149
Total stockholders’ equity	219,828	214,786	186,085
Total liabilities and stockholders’ equity	$2,572,359	$2,526,269	$2,304,632

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2017	2016
Interest and dividend income:
Loans and loans held for sale	$22,371	$20,881
Investment securities	1,920	1,540
Other interest-earning assets	73	44
Total interest and dividend income	24,364	22,465
Interest expense:
Deposits	1,228	1,088
Borrowed funds	61	63
Subordinated debt	228	231
Total interest expense	1,517	1,382
Net interest income	22,847	21,083
Provision for loan losses	125	850
Net interest income after provision for loan losses	22,722	20,233
Non-interest income:
Investment advisory fees	1,225	1,104
Deposit and interchange fees	1,340	1,242
Income on bank-owned life insurance, net	176	191
Net gains on sales of investment securities	540	2
Gains on sales of loans	133	89
Other income	720	578
Total non-interest income	4,134	3,206
Non-interest expense:
Salaries and employee benefits	12,692	10,485
Occupancy and equipment expenses	1,939	1,813
Technology and telecommunications expenses	1,582	1,423
Advertising and public relations expenses	619	679
Audit, legal and other professional fees	363	457
Deposit insurance premiums	383	326
Supplies and postage expenses	233	229
Other operating expenses	1,609	1,457
Total non-interest expense	19,420	16,869
Income before income taxes	7,436	6,570
Provision for income taxes	1,864	2,257
Net income	$5,572	$4,313

Basic earnings per share	$0.48	$0.41
Diluted earnings per share	$0.48	$0.41

Basic weighted average common shares outstanding	11,508,811	10,405,112
Diluted weighted average common shares outstanding	11,598,862	10,471,784

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2017	At or for the year ended December 31, 2016	At or for the three months ended March 31, 2016

BALANCE SHEET AND OTHER DATA
Total assets	$2,572,359	$2,526,269	$2,304,632
Loans serviced for others	82,671	80,996	71,294
Investment assets under management	747,469	725,338	688,294
Total assets under management	$3,402,499	$3,332,603	$3,064,220

Book value per share	$19.01	$18.72	$17.77
Dividends paid per common share	$0.135	$0.520	$0.130
Total capital to risk weighted assets	11.86%	11.79%	10.97%
Tier 1 capital to risk weighted assets	9.87%	9.80%	8.93%
Tier 1 capital to average assets	8.40%	8.34%	7.76%
Common equity tier 1 capital to risk weighted assets	9.87%	9.80%	8.93%
Allowance for loan losses to total loans	1.53%	1.55%	1.60%
Non-performing assets	$9,357	$9,485	$11,264
Non-performing assets to total assets	0.36%	0.38%	0.49%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.88%	0.78%	0.76%
Return on average stockholders’ equity	10.41%	9.33%	9.43%
Net interest margin (tax equivalent)	3.90%	3.94%	4.02%